Exhibit 99.1

Creative Medical Technology Holdings, Inc. Recruits Internationally Renowned Urologic Surgery Pioneer Dr. Alexander Gershman to Scientific Advisory Board

Clinical Stage Company Developing Stem Cell Therapy for Treatment-Refractory Erectile Dysfunction Recruits “Doctor to the Stars”

Phoenix, AZ, November 1, 2016 – Creative Medical Technology Holdings, Inc. (OTCQB:CELZ) announced today appointment of Alexander Gershman, MD, Ph.D to the company’s Scientific Advisory Board.  Dr. Gershman is an internationally-renowned opinion leader in urological surgery having pioneered numerous minimally invasive procedures using laparoscopic techniques.  Dr. Gershman’s client list includes numerous celebrities and professional athletes.

“The future of regenerative medicine in the area of erectile dysfunction lies not only in having the best stem cell product, but also being able to practically deliver it in a manner that can be integrated into existing medical practice,” said Timothy Warbington, President and CEO of Creative Medical Technology Holdings, Inc. “Through working with respected physicians such as Dr. Gershman, our aim is to implement in an accelerated manner commercialization of the CAVERSTEM procedure into urology practices.”

Creative Medical Technologies, the wholly owned subsidiary of CELZ, is currently running a clinical trial with Dr. Jacob Rajfer from UCLA/LA BioMed using the patient’s own bone marrow stem cells to treat erectile dysfunction in patients who are not responsive to standard treatments such as Viagra, Cialis or Levitra.

“It is obvious that stem cell medicine is the future of medicine. Although great strides have occurred in clinical entry of stem cells, a major hurdle to commercialization is practical implementation,” said Dr. Gershman. “I commend Creative Medical for developing a procedure that is currently being assessed in a rigorous manner, which if successful could potentially help nine million patients in the USA who suffer from erectile dysfunction but are non-responses to conventional treatments.”

Dr. Gershman is one of the first surgeons in the world to apply the method of laparoscopic surgery and robotic-assisted surgery to urology. He currently holds numerous hospital appointments, including the following: Director of Institute of Advanced Urology at the Cedars-Sinai Medical Tower; Director of Urologic Laparoscopy in the Division of Urology, Harbor-UCLA Medical Center; Attending Surgeon at the Cedars-Sinai Medical Center; Attending Surgeon at the Harbor-UCLA Medical Center; and Attending Surgeon at the Olympia Medical Center.

About Creative Medical Technology Holdings

Creative Medical Technology Holdings, Inc. is a clinical stage biotechnology company currently trading on the OTCQB under the ticker symbol CELZ. For further information about the company go to creativemedicaltechnology.com.

Forward-Looking Statements

OTC Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming clinical trials, marketing efforts, funding, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements. See the periodic and other reports filed by Creative Medical Technology Holdings, Inc. with the Securities and Exchange Commission and available on the Commission’s website at www.sec.gov.

Contact:

Creative Medical Technology Holdings, Inc.
Timothy Warbington, CEO & President
(602) 680-7439

SOURCE Creative Medical Technology Holdings, Inc.